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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITOR'S CONSENT

         We consent to the use of our report dated March 20, 2002 with respect to the consolidated balance sheets of MeriStar Hospitality Operating Partnership, L.P. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule of real estate and accumulated depreciation, which report appears in the December 31, 2001 annual report on Form 10-K of MeriStar Hospitality Operating Partnership, L.P. incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.


/s/ KPMG LLP
KPMG LLP
Washington, DC
March 28, 2002